Exhibit 99.1

NewsRelease

TC PipeLines, LP Receives Offer from TransCanada to Purchase the Remaining 30% of GTN Pipeline

HOUSTON, Texas – November 12, 2014 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today received an offer from TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) to purchase the remaining 30 percent interest in Gas Transmission Northwest LLC (GTN).  The terms and structure of the proposed transaction are subject to satisfactory negotiation and approval by the Partnership’s Conflicts Committee and Board of Directors.

“We are pleased that TransCanada is continuing with its program to drop down all of its remaining U.S. natural gas pipeline assets to the Partnership,” said Steve Becker, President of TC PipeLines GP, Inc., the Partnership’s general partner.  “GTN is a solid asset with excellent fundamentals which will further strengthen the partnership's cash flows and investment position leading to the potential for future distribution increases.  We expect the transaction to be completed in the first quarter of 2015.”

The GTN pipeline transports natural gas under long-term contracts from the Western Canada Sedimentary Basin and the Rocky Mountains to markets in Washington, Oregon and California.  The Partnership currently owns 70 percent of the GTN pipeline.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE:TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.TCPipeLinesLP.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions, including the expected accretion to Partnership cash flows and earnings resulting from the acquisition and anticipated future dropdowns by TransCanada, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/ Mark Cooper	403.920.7859 800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com